Exhibit 10.1

May 20, 2019

Jason Barker

[Address]

Dear Jason:

On behalf of Arcus Biosciences, Inc. (“Arcus” or the “Company”), I am pleased to invite you to join the Company in the role of VP, Finance, reporting initially to me in my capacity as Chief Operating and Financial Officer. Once you begin, your manager can provide you with additional information regarding your role and responsibilities. We believe that this position creates an extraordinary opportunity to contribute to the success of Arcus, and we look forward to you joining our exceptional team.

Below are details of the compensation and benefits program that we offer, as well as other terms of your employment with Arcus.  Should you have any questions regarding any part of this offer, or wish to receive additional details, please let us know and we can provide more information for you.  Your annual base salary will be $290,000, less payroll deductions and all required tax withholdings, paid twice monthly in the form of 24 pay periods per year. You will receive a one-time payment of $25,000, payable as soon as practical following your start date. Please note that this sum will be subject to federal and state income tax and that you are responsible for all income tax obligations. Should you voluntarily resign from Arcus within two (2) years from your start date, you will be required to repay the pro-rated portion of these payments based on the number of months you were employed by the Company prior to your resignation.

You will be eligible to participate in the Company’s 2019 annual bonus program at a rate up to 30%, prorated for any partial year. This bonus program rewards employees for value created based on performance during the previous year.

Arcus provides all eligible employees with a comprehensive benefits program, including but not limited to medical, dental, vision, life insurance, and long-term disability. You will have the opportunity to participate in these benefits for you and your eligible dependents, if you choose to enroll them.  In addition, we will provide a comprehensive 401(k) program, Employee Stock Purchase Plan, and Health Care and Dependent Care Flexible Spending Accounts. Arcus also provides time-off benefits, including designated Company holidays, three weeks of vacation accrued throughout the year, two personal days and sick leave pursuant to Company policy.  The Company may change its organization, compensation, and its benefits from time to time in its discretion.  There is a formal performance review period once a year.

An important component of your compensation includes the opportunity for ownership in the Company.  To that end, subject to the approval of our Board of Directors or its designee, Arcus will grant you an option to purchase 150,000 shares of the Company’s Common Stock (the “Option”) with an exercise price equal to the fair market value as of the effective date of grant (typically the 8th of the next month following your start date).  The Option will be subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan (the “Plan”) and your grant agreement.  Your grant agreement will reflect a four-year vesting schedule, under which 1/48th of the total will vest each month, until either the Option is fully vested or you are no longer a service provider to the Company, whichever occurs first.

Your start date will be as soon as practical, as agreed between us as part of your acceptance of this offer, but no later than June 24, 2019.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures. You also agree to read, sign and comply with the Company’s Proprietary Information and Inventions Agreement.

In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality.  Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company.  By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph.  You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history, education credentials, and successful completion of a background check.  Any intentional misrepresentation concerning these items may result in actions up to and including revocation of this offer or termination of your employment at Arcus.

Your employment relationship is at-will.  Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated.  The “at-will” nature of your employment may only be changed if a duly authorized Officer of the Company signs a written contract which explicitly changes at-will status.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your agreement with the Company with respect to the subject matter hereof.  The terms of this letter supersede any other representations or agreements made to you by any party, whether oral or written.  This agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles.  Should any provision contained in this agreement, for any reason, be held invalid or unenforceable in any respect, this invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.  Regarding the enforcement of this agreement, no waiver of any right hereunder will be effective unless it is in writing.  This agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to formally accept employment at the Company under the terms described above, please sign and date this letter and the Proprietary Agreement, and return them to me.

Arcus is an ambitious undertaking, and we fully expect our company to become a force in the discovery, development and commercialization of novel therapies for the treatment of cancer. To this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills and drive. We look forward to your acceptance and to a productive and enjoyable working relationship.

Sincerely,

/s/ Rekha Hemrajani

Rekha Hemrajani

Chief Operating and Financial Officer

Understood and Accepted:

/s/ Jason BarkerMay 21, 2019

Jason BarkerDate

Exhibit A - Employee Proprietary Information & Inventions Agreement